Exhibit 4.7

COMMON SECURITIES GUARANTEE AGREEMENT

of

SUNTRUST BANKS, INC.,

as Guarantor

relating to

SUNTRUST CAPITAL •

Dated as of •

GUARANTEE AGREEMENT, dated as of •, is executed and delivered by SUNTRUST BANKS, INC., a Georgia corporation (the “Guarantor”), having its principal office at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, for the benefit of the Holders (as defined herein) from time to time of the Common Securities (as defined herein) of SUNTRUST CAPITAL •, a Delaware statutory trust (the ”Issuer Trust”).

RECITALS OF THE GUARANTOR AND THE ISSUER TRUST

WHEREAS, pursuant to an Amended and Restated Declaration of Trust, dated as of • (the “Declaration of Trust”), among SunTrust Banks, Inc., as Depositor, U.S. Bank National Association, as Property Trustee, U.S. Bank Trust National Association, as Delaware Trustee, and the Administrative Trustees named therein, the Issuer Trust is issuing up to $• aggregate Liquidation Amount (as defined in the Declaration of Trust) of its •% Common Securities (liquidation amount $• per Common Security) (the “Common Securities”), representing undivided beneficial interests in the assets of the Issuer Trust and having the terms set forth in the Declaration of Trust; and

WHEREAS, as an incentive for the Holders to purchase Common Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the Common Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the “Preferred Securities Guarantee Agreement”) for the benefit of the holders of the Preferred Securities (as defined in the Declaration of Trust) in substantially identical terms to this Common Securities Guarantee Agreement), except that if any Event of Default resulting from a Debenture Event of Default specified in Section 5.1(1) of the Indenture shall have occurred and be continuing, the rights of Holders of the Common Securities to receive Guarantee Payments under this Common Securities Guarantee Agreement are subordinated to the rights of holder of Preferred Securities to receive Guarantee Payments under the Preferred Securities Guarantee Agreement.

NOW, THEREFORE, in consideration of the purchase of Common Securities by each Holder, which purchase the Guarantor hereby acknowledges shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time.

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

For all purposes of this Guarantee Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(c) All accounting terms used but not defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles;

(d) Unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Guarantee Agreement; and

(e) The words “hereby”, “herein”, “hereof” and “hereunder” and other words of similar import refer to this Guarantee Agreement as a whole and not to any particular Article, Section or other subdivision.

“Common Securities” has the meaning specified in the preamble to this Guarantee Agreement.

“Declaration of Trust” means the Amended and Restated Declaration of Trust of the Issuer Trust referred to in the recitals to this Guarantee Agreement, as modified, amended or supplemented from time to time.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Common Securities, to the extent not paid or made by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions (as defined in the Declaration of Trust) required to be paid on the Common Securities, to the extent the Issuer Trust shall have funds on hand available therefor at such time; (ii) the Redemption Price (as defined in the Declaration of Trust) with respect to any Common Securities called for redemption by the Issuer Trust, to the extent the Issuer Trust shall have funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary termination, winding-up or liquidation of the Issuer Trust, unless Debentures are distributed to the Holders, the lesser of (a) the Liquidation Distribution (as defined in the Declaration of Trust) with respect to the Common Securities, to the extent that the Issuer Trust shall have funds on hand available therefor at such time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to Holders on liquidation of the Issuer.

“Guarantor” has the meaning specified in the preamble to this Guarantee Agreement.

“Holder” means any Holder (as defined in the Declaration of Trust) of any Common Securities.

“Indenture” means the Junior Subordinated Indenture, dated as of •, between SunTrust Banks, Inc. and U.S. Bank National Association, as trustee, as the same may be modified, amended or supplemented from time to time.

“Issuer Trust” has the meaning specified in the preamble to this Guarantee Agreement.

ARTICLE II

GUARANTEE

Section 2.1. Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (subject to the limitations contained in the definition of that term) (without duplication of amounts theretofore paid by or on behalf of the Issuer Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert, except the defense of payment. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer Trust to pay such amounts to the Holders.

Section 2.2. Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 2.3. Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer Trust of any express or implied agreement, covenant, term or condition relating to the Common Securities to be performed or observed by the Issuer Trust;

(b) the extension of time for the payment by the Issuer Trust of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures as provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Common Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Common Securities;

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Common Securities, or any action on the part of the Issuer Trust granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer Trust or any of the assets of the Issuer Trust;

(e) any invalidity of, or defect or deficiency in, the Common Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the underlying obligation), it being the intent of this Section 2.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 2.4. Rights of Holders.

The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be for the benefit of the Holders; (ii) the Holders of a Majority in Liquidation Amount of the Common Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Guarantee Agreement or exercising any trust or power conferred under this Guarantee Agreement; and (iv) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement without first instituting a legal proceeding against the Issuer Trust or any other Person.

Section 2.5. Guarantee of Payment.

This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer Trust) or upon the distribution of Debentures to Holders as provided in the Declaration of Trust.

Section 2.6. Subrogation.

The Guarantor shall be subrogated to all rights (if any) of the Holders against the Issuer Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

Section 2.7. Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer Trust with respect to the Common Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.3 hereof.

ARTICLE III

COVENANTS AND SUBORDINATION

Section 3.1. Subordination.

The obligations of the Guarantor under this Guarantee Agreement will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment to all Senior Debt (as defined in the Indenture) of the Guarantor to the extent and in the manner set forth in the Indenture with respect to the Debentures, and the provisions of Article XIII of the Indenture will apply, mutatis mutandis, to the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder do not constitute Senior Debt of the Guarantor.

Section 3.2. Pari Passu Guarantees.

The obligations of the Guarantor under this Guarantee Agreement shall rank pari passu with the obligations of the Guarantor under (i) any similar guarantee agreements issued by the Guarantor on behalf of the holders of preferred or Common Securities issued by any SunTrust Trust (as defined in the Indenture), (ii) the Indenture and the Securities (as defined therein) issued thereunder; (iii) the Expense Agreement (as defined in the Declaration of Trust) and any similar expense agreements entered into by the Guarantor in connection with the offering of Preferred Securities (as defined in the Indenture) by any SunTrust Trust Trust, and (iv) any other security, guarantee or other agreement or obligation that is expressly stated to rank pari passu with the obligations of the Guarantor under this Guarantee Agreement or with any obligation that ranks pari passu with the obligations of the Guarantor under this Guarantee Agreement.

ARTICLE IV

TERMINATION

Section 4.1. Termination.

This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price (as defined in the Declaration of Trust) of all Common Securities, (ii) the distribution of Debentures to the Holders in exchange for all of the Common Securities or (iii) full payment of the amounts payable in accordance with Article IX of the Declaration of Trust upon liquidation of the Issuer Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder is required to repay any sums paid with respect to Common Securities or this Guarantee Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1. Successors and Assigns.

All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Common Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article VIII of the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder, and any purported assignment other than in accordance with this provision shall be void.

Section 5.2. Amendments.

Except with respect to any changes that do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in Liquidation Amount of the Common Securities. The provisions of Article VI of the Declaration of Trust concerning meetings of the Holders shall apply to the giving of such approval.

Section 5.3. Notices.

Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

(a) if given to the Guarantor, to the address or facsimile number set forth below or such other address or facsimile number as the Guarantor may give notice to the Guarantee Trustee and the Holders:

SunTrust Banks, Inc.

303 Peachtree Street, N.E.

Atlanta, GA 30308

Facsimile No.: (404) 724-3749

Attention: Treasurer

(b) if given to any Holder, at the address set forth on the books and records of the Issuer Trust.

All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 5.4. Benefit.

This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Common Securities.

Section 5.5. Governing Law.

THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 5.6. Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Guarantee Agreement is executed as of the day and year first above written.

SunTrust Banks, Inc.

By:
Name:
Title: